                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Independent Certified Public Accountants" in the Registration Statement (Form S-3) and related Prospectus of United States Filter Corporation for the registration of 10,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 8, 1996, except for Notes 4 and 10, as to which the date is May 10, 1996, with respect to the consolidated financial statements of Zimpro Environmental, Inc. included in the Current Report on Form 8-K of United States Filter Corporation dated May 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
                                              Ernst & Young LLP

Minneapolis, Minnesota

December 6, 1996